Exhibit 99.1

                  ENERGY BIOSYSTEMS ANNOUNCES PRIVATE OFFERING

         THE WOODLANDS, TEXAS (November 20, 1996) -- Energy BioSystems Corporation (Nasdaq: ENBC) announced today that it has commenced a private offering of up to 600,000 shares of Series B Convertible Preferred Stock ("Preferred Stock") at $50.00 per share. The Company also announced that it entered into an agreement with Petrolite Corporation (Nasdaq: PLIT) in October 1996 providing the Company with the option to amend the terms of its strategic alliance with Petrolite.
         The proposed terms of the Preferred Stock provide for the payment of dividends, which may be paid, at the Company's option, in cash or common stock or a combination thereof, at an annual rate equal to $4.00 per share to the extent paid in cash and $4.50 per share to the extent paid in common stock. The shares of Preferred Stock will be convertible into common stock at a conversion price reflecting a premium over the market price of the common stock at the time of issuance, subject to adjustment under certain circumstances. The Preferred Stock may be redeemed at the option of the Company, under certain circumstances, after the second anniversary of the closing of the offering, and will be subject to mandatory redemption on the fifth anniversary of the closing. In each case, the redemption price will be $50.00 per share payable, at the Company's option, in cash or common stock. The Company will agree to use its reasonable best efforts to file a registration statement to cover the resale of the underlying common stock.
         The Company intends to use the proceeds of the offering to fund the continued development of its biocatalytic desulfurization technology, to make the payments contemplated by the Petrolite option agreement, for capital expenditures, and for working capital and general corporate purposes.
         The private offering of the Preferred Stock has not been registered under the Securities Act and will be made in reliance on exemptions from the registration requirements of the Securities Act. Shares of

Preferred Stock may not be offered or sold by the purchasers of such shares without registration under the Securities Act or an applicable exemption from registration.
         The Petrolite option agreement provides for the reduction of the percentage of site license fees and adjusted gross profits payable to Petrolite under the Company's existing strategic alliance agreement with Petrolite to 9.5% from 22%. In exchange for the reduction, the Company would pay Petrolite an aggregate of $10 million in cash, issue a warrant entitling Petrolite to purchase Common Stock of the Company with an aggregate exercise price of $1 million and assume responsibility for servicing the BDS units on-site at customer locations. The option agreement also provides for the extension of Petrolite's obligations to provide operational and technical support for the Company's biocatalytic desulfurization pilot plant from September 1, 1996 through December 31, 1998.
         St. Louis-based Petrolite Corporation is a specialty chemical company offering integrated technologies to meet the needs of customers in a dozen major markets in more than 30 countries. Its products and services, especially those for energy-related industries, include chemical treatment programs, performance-enhancing additives, process equipment and engineering services. It also manufactures and markets proprietary polymers used as additives in a wide range of industrial and consumer product applications.
         Energy BioSystems Corporation, of Houston, is commercializing biotechnology-based processes for the petroleum refining and production industries. The Company's focus to date has been on developing biocatalytic desulfurization, a proprietary process involving the use of bacteria to remove sulfur from petroleum. This process is expected to help refiners worldwide meet environmental regulations in a more cost-effective manner and has the potential to greatly improve the value of high-sulfur crude oil reserves.